                                 PR NEWSWIRE INVESTORFAX

             InfoCure Corporation Acquires Micro-Designs Software

     ATLANTA. Feb. 23 /PRNewswire/ -- InfoCure Corporation (Amex: INC) announced today that it has signed a definitive agreement to acquire Micro-Designs Software Corporation of Ridgefield, Connecticut for a combination of cash and InfoCure stock. Under terms of the agreement Joseph M. Walsh, president of Micro-Designs, will become president of InfoCure's Oral Surgery Division. The acquisition is expected to be closed during the week of February 23, 1998.

     Micro-Designs is a leading provider of computerized medical office information systems for oral and maxillofacial surgeons. Chief among its products is WinOMS, a 32-bit software application for the Microsoft Windows95 and WindowsNT operating platforms.

     "InfoCure is a natural opportunity for Micro-Designs because of its existing presence in the oral surgery market." Walsh said, "Micro-Designs will enable InfoCure to expand its presence in this vital healthcare market."

     The addition of Micro-Designs gives InfoCure a client roster of more than 1,500 oral surgery practices nationwide which represents about 60% of those currently using automated management systems.

     "Our goal is to provide healthcare providers with systems to make their business operations more profitable in a marketplace increasingly affected by managed care," said Frederick L. Fine, president and CEO of InfoCure.

     "InfoCure Corporation is committed to its acquisition strategy which focuses on leading companies in specific healthcare markets."

     InfoCure Corporation develops, markets and supports practice management software products and related services for healthcare practices of varying size and specialty, including multi-provider Management Service Organizations (MSOs) Independent Physician Alliances (IPAs) and solo practitioners. InfoCure has an installed customer base of over 24,000 healthcare providers that practice in all 50 states.

     Certain statements in this release, including statements related to the popularity of WinOMS software, are forward-looking. Although InfoCure believes that its expectations are based on reasonable assumptions within the boundaries of its knowledge of its business, there can be no assurance that actual results will not differ materially from its expectations. A discussion of certain risk factors that may cause results to differ from these forward-looking statements can be found in the Registration Statement for InfoCure on file with the SEC.

     For additional information, visit InfoCure's web site at http://www.infocure.com.

SOURCE  InfoCure Corporation
    -0-             02/23/98
    /CONTACT:   Frederick L. Fine, InfoCure Corporation. 770-221-9990/
    /Web site:   http://www.infocure.com/
    (INC)

                                      -1-